Exhibit 99.1

Paul Meister Joins Aptiv Board of Directors

DUBLIN - Aptiv PLC (NYSE: APTV), a global technology company enabling the future of mobility, today announced Paul M. Meister has been named to its board of directors, effective as of July 25, 2019.

“I’m extremely pleased to welcome Paul to Aptiv’s Board of Directors,” said Kevin Clark, president and chief executive officer. “Paul’s decades of experience leading the transformation of companies in a diverse range of industries will be a valued asset as we accelerate our delivery of advanced technology solutions that will serve as the foundation for the software-defined vehicle.”

Meister is co-founder of Liberty Lane Partners, LLC and Perspecta Trust. From 2014 - 2018, he was President of MacAndrews & Forbes Incorporated, which owns or controls a diverse set of companies, including: Revlon, Scientific Games, AM General, Harlan Clarke Holdings Corp., vTv Therapeutics LLC and SIGA Technologies. Prior to this role, Meister served from 2010 - 2014 as Chairman and CEO of inVentiv Health (now Syneos Health), and served as Chairman of the Board of Thermo Fisher Scientific Inc. and Vice Chairman of Fisher Scientific International, Inc. Earlier in his career, he held leadership positions at Wheelabrator Technologies Inc., The Henley Group Inc., and AlliedSignal Inc. (now Honeywell International, Inc.). Meister started his career at Ford Motor Company.

Meister serves on the boards of Scientific Games Corporation and Quanterix Corporation. He is also the co-chair of the University of Michigan’s Life Sciences Institute External Advisory Board, chair of University of Michigan’s Provost Advisory Committee, and on the Executive Advisory Board of the Chemistry of Life Processes Institute at Northwestern University.

Meister holds a Bachelor of Arts degree from the University of Michigan and a Masters of Business Administration from Northwestern University.

About Aptiv
Aptiv is a global technology company that develops safer, greener and more connected solutions enabling the future of mobility. Visit aptiv.com.

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Aptiv Media Contact	Aptiv IR Contact
Sarah McKinney	Elena Rosman
sarah.mckinney@aptiv.com	elena.rosman@aptiv.com
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